SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Earliest Event Reported

July 10, 2003

Bresler & Reiner, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation of organization)	0-6201 (Commission File Number)	52-0903424 (IRS Employer Identification Number)

11140 Rockville Pike, Suite 620,

Rockville, MD 20852

(Address of principal executive office including zip code)

Registrant’s telephone number, including area code: (301) 945-4300

Item 2.	Acquisition or Disposition of Assets.

On July 10, 2003, Bresler & Reiner, Inc. acquired 85% of the membership interests in Victoria Place Apartments, LLC from the prior owners, KGH Corporation, Victoria Place Apartments, Ltd. and Osprey Capital, Inc. As part of the same transaction, an unaffiliated investor acquired the remaining 15% membership interest in Victoria Place from the prior owners. Victoria Place owns and operates a 364 unit apartment community of the same name in Orange County, Florida. The purchase price for the membership interests was $39,500,000, which was determined in arms-length negotiations. None of the sellers has any relationship with Bresler & Reiner, Inc. or any of its affiliates. $1,800,000 of the purchase price has been placed in escrow as collateral for various indemnification and other potential liabilities of the sellers to Bresler & Reiner, Inc.

Bresler & Reiner, Inc. provided $8,500,000 of the purchase price from internal funds and the unaffiliated investor provided $1,500,000. Funding for the remainder of the purchase price was provided by a $34,120,000 permanent, non-recourse mortgage on the property from Deutsche Bank Mortgage Capital, L.L.C., of which $30,620,000 was disbursed at closing and $3,500,000 will be disbursed when certain occupancy and debt service coverage goals are reached. The loan bears interest at 4.72% per annum and is payable in equal installments of principal and interest on a 30 year amortization schedule, with the outstanding principal balance due and payable at the end of 10 years.

Item 7.	Financial Statements, Pro Forma Financial Information and Exhibits.

(a)	Financial Statements of Business Acquired.

It is impracticable at the time of the filing of this Current Report to provide the historical financial information for Victoria Place Apartments, LLC required by Regulation S-X. Accordingly, Bresler & Reiner, Inc. will file the required historical financial statements under cover of an Amendment to this Current Report on Form 8-K as soon as practicable, but in any event, not later than 60 days after the date on which this Current Report must be filed with the Commission.

(b)	Pro Forma Financial Statements of Business Acquired.

It is impracticable at the time of the filing of this Current Report to provide the pro forma financial information for Victoria Place Apartments, LLC required by Regulation S-X. Accordingly, Bresler & Reiner, Inc. will file the required pro forma financial statements under cover of an Amendment to this Current Report on Form 8-K as soon as practicable, but in any event, not later than 60 days after the date on which this Current Report must be filed with the Commission.

(c)	Exhibits.

N/A

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRESLER & REINER, INC., Registrant

Date: July 23, 2003	By:	/s/ SIDNEY M. BRESLER

Sidney M. Bresler Chief Executive Officer

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